Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
August 19, 2021	William S. Marshall	Trisha Meade
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 285-5390
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2021 Results

Delivers Strong Sales and Independent Case Volume Growth

Fourth-Quarter Fiscal 2021 Highlights

•	Total case volume grew 55.8%; up 44.7% after adjusting for the extra week[1]
•	Net sales increased 61.1% to $9.3 billion; up 49.6% after adjusting for the extra week[1]
•	Gross profit increased 66.8% to $1.1 billion; up 54.9% after adjusting for the extra week[1]
•	Net income of $31.4 million compared to net loss of $151.2 million for the prior year period
•	Adjusted EBITDA increased to $210.9 million[2]; $195.9 million after adjusting for the extra week[1]
•	Diluted Earnings Per Share (“EPS”) of $0.23 compared to diluted loss per share of $1.19 for the prior year period
•	Adjusted Diluted EPS of $0.56[2] compared to adjusted diluted loss per share of $0.86[2] for the prior year period

Full-Year Fiscal 2021 Highlights

•	Total case volume grew 15.4%; up 13.0% after adjusting for the extra week[1]
•	Net sales increased 21.2% to $30.4 billion; up 18.5% after adjusting for the extra week[1]
•	Gross profit improved 22.9% to $3.5 billion; up 20.2% after adjusting for the extra week[1]
•	Net income of $40.7 million compared to net loss of $114.1 million for the prior year
•	Adjusted EBITDA increased 54.2% to $625.3 million[2]; up 50.5% after adjusting for the extra week[1]
•	Diluted EPS per share of $0.30 compared to diluted loss per share of $1.01 for the prior year
•	Adjusted Diluted EPS increased 92.9% to $1.35 [2]

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2021 business results.

“We made consistent progress in fiscal 2021 despite the difficult operating environment,” said George Holm, PFG’s Chairman, President & Chief Executive Officer. “In addition to the strong operating results to close out the fiscal year, we made significant headway integrating Reinhart and announced the intention to acquire Core-Mark, creating one of the largest food and convenience store delivery companies in the US.

“We are incredibly pleased with our fiscal fourth quarter results, particularly the momentum we achieved in our sales growth. The quarter saw record sales. Although the labor market remains challenging, we posted significant year-over-year increases in our gross profit and adjusted EBITDA. Our financial position also remains strong, including improvement in our working capital metrics and a strong liquidity and balance sheet position. We remain confident that our company is well positioned to succeed in the years ahead.”

1	Results shown on a comparable 13- or 52-week basis have been adjusted to remove dollar amounts equal to 1/14th of the fourth quarter results.
2

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Fourth-Quarter Fiscal 2021 Financial Summary

Total case volume increased 55.8% for the fourth quarter of fiscal 2021 compared to the prior year period. Total case volume included a 69.2% growth in independent cases and growth in Performance Brands cases. Excluding the extra week, case volume in the fourth quarter would have increased approximately 44.7%.

Net sales for the fourth quarter of fiscal 2021 increased 61.1% to $9.3 billion compared to the prior year period. The increase in net sales was primarily attributable to the effects of the novel coronavirus (“COVID-19”) pandemic, which had a more significant impact in the fourth quarter of the prior year. The increase in net sales also reflects an increase in selling price per case as a result of inflation and mix. Overall company cost inflation was approximately 7.8%. Net sales for the extra week in fiscal 2021 were approximately $664.6 million.

Gross profit for the fourth quarter of fiscal 2021 grew 66.8% to $1.1 billion compared to the prior year period. The gross profit increase was driven by the improvement of the economic conditions. In the fourth quarter of fiscal 2021, the Company recorded $9.1 million of inventory write-offs, which represents a $19.7 million decrease over the fourth quarter of fiscal 2020, primarily as a result of the lessening impact of the COVID-19 pandemic on our operations. Gross profit was negatively impacted by an increase in the last-in-first-out (“LIFO”) reserve of $27.1 million in the fourth quarter of fiscal 2021 compared to the prior year period. Gross profit as a percentage of net sales was 11.5% for the fourth quarter of fiscal 2021 compared to 11.1% for the prior year period. The Company estimates the increase in gross profit for the extra week in fiscal 2021 was approximately $76.1 million.

Operating expenses rose 13.9% to $985.3 million in the fourth quarter of fiscal 2021 compared to the prior year period. The increase in operating expenses was primarily due to increases in personnel expenses, fuel expense, travel expenses, and annual bonus expense, partially offset by declines in professional fees and contingent consideration accretion expense compared to the prior year period. Additionally, in the fourth quarter of fiscal 2021, the Company recorded a benefit of $15.5 million related to reserves for expected credit losses as compared to bad debt expense of $48.2 million for the fourth quarter of fiscal 2020. The Company estimates operating expenses for the 53rd week in fiscal 2021 were approximately $70.4 million.

The fourth quarter of fiscal 2021 resulted in a net income of $31.4 million compared to net loss of $151.2 million in the prior year period. The improvement was primarily a result of the $306.2 million increase in operating profit discussed above, partially offset by a $123.5 million increase in income tax expense. The effective tax rate for the fourth quarter of fiscal 2021 was approximately 28.5% compared to 42.3% in the fourth quarter of fiscal 2020. The effective tax rate for three months ended July 3, 2021 differed from the prior year period primarily due to state taxes, stock compensation, and discrete items as a percentage of book income, which is significantly higher than the book income for the prior year period.

EBITDA increased $307.8 million to $174.1 million in the fourth quarter of fiscal 2021 compared to the prior year period. For the quarter, Adjusted EBITDA increased $207.1 million to $210.9 million compared to the prior year period. Adjusted EBITDA for the extra week in the fourth quarter of fiscal 2021 was approximately $15.0 million.

Diluted EPS was $0.23 in the fourth quarter of fiscal 2021 compared to diluted loss per share of $1.19 in the prior year period. Adjusted Diluted EPS was $0.56 in the fourth quarter of fiscal 2020 compared to Adjusted Diluted loss per share of $0.86 in the prior year period.

Fiscal 2021 Financial Summary

Total case volume increased 15.4% in fiscal 2021 compared to the prior year. Excluding the 53rd week in fiscal 2021, case volume increased 13.0% compared to the prior year. Total case volume included twelve months of Reinhart Foodservice, L.L.C. (“Reinhart”) sales and a 31.6% increase in independent cases. Excluding the impact of the Reinhart acquisition for the first half of fiscal 2021, organic case volume increased 2.7% in fiscal 2021 compared to the prior year.

Net sales for fiscal 2021 were $30.4 billion, an increase of 21.2% versus the prior year. The increase in net sales was primarily attributable to the acquisition of Reinhart, which includes an additional six months of sales for fiscal 2021, and the 53rd week in fiscal year 2021, partially offset by the effects of the COVID-19 pandemic. The acquisition of Reinhart contributed $6.0 billion to net sales for fiscal 2021 compared to $2.5 billion of net sales in the prior year. Net sales for the extra week in fiscal 2021 were approximately $664.6 million.

Gross profit for fiscal 2021 increased 22.9% to $3.5 billion compared to the prior year. The gross profit increase was led by the acquisition of Reinhart and the 53rd week in fiscal 2021. The acquisition of Reinhart contributed an increase in gross profit of $501.4 million for fiscal 2021, compared to the prior year. Also, gross profit increased due to an increase in gross profit per case driven by case growth in Foodservice, particularly in the independent channel. Independent customers typically receive more services from us, cost more to serve, and pay a higher gross profit per case than other customers. The Company estimates the increase in gross profit for the extra week in fiscal 2021 was approximately $76.1 million.

Additionally, in fiscal 2021, the Company recorded $36.9 million of inventory write-offs, which is a $17.6 million decrease compared to fiscal 2020, primarily as a result of the recent improvement in economic conditions. Gross profit as a percentage of net sales was 11.6% for fiscal 2021 compared to 11.4% for the prior year.

Operating expenses increased 12.0% to $3.3 billion in fiscal 2021 compared to the prior year. The increase was primarily driven by the acquisition of Reinhart and the 53rd week in fiscal 2021. Reinhart contributed an additional $315.6 million of operating expenses, excluding depreciation and amortization, for fiscal 2021 as compared to fiscal 2020. The Company estimates operating expenses for the 53rd week in fiscal 2021 were approximately $70.4 million.

Excluding the impact of Reinhart and the 53rd week in fiscal 2021, operating expenses decreased as a result of a decrease in contingent consideration accretion expense of $109.7 million, professional fees of $28.4 million, and insurance expense of $6.2 million. Additionally, in fiscal 2021, the Company recorded a benefit of $24.9 million related to reserves for expected credit losses as compared to bad debt expense of $78.0 million in fiscal 2020. These decreases in operating expenses were partially offset by a $78.6 million increase in annual bonus expense for fiscal 2021, along with increases in other personnel expenses and the increase in case volume and the resulting impact on variable operational and selling expenses in fiscal 2021 compared to the prior period.

The Company recorded net income of $40.7 million for fiscal 2021 compared to a net loss of $114.1 million for the prior year. The improvement in net income was primarily attributable to the $299.7 million increase in operating profit discussed above, partially offset by a $35.5 million increase in interest expense and a $122.1 million increase in income tax expense. The effective tax rate for fiscal 2021 was approximately 25.6% compared to 48.6% for fiscal 2020. The effective tax rate for fiscal 2021 decreased from the prior year period primarily due to state taxes, stock compensation, and discrete items as a percentage of book income, which is significantly higher than the book income for fiscal 2020.

EBITDA increased 219.3% to $546.0 million in fiscal 2021 compared to the prior year. Adjusted EBITDA increased 54.2% to $625.3 million compared to the prior year.

Diluted EPS was $0.30 in fiscal 2021 compared to diluted loss per share of $1.01 for the prior year. Adjusted Diluted EPS increased 92.9% over the prior year to $1.35 in fiscal 2021.

Cash Flow, Capital Spending and Liquidity

As of July 3, 2021, our cash balance totaled $22.2 million, including restricted cash of $11.1 million, as compared to a cash balance totaling $431.8 million, including restricted cash of $11.1 million, as of June 27, 2020. The $409.6 million decrease in cash is primarily due to the early pay off, in full, of the $110.0 million, 364-day loan that was junior to the other obligations owed under the ABL Facility (“Additional Junior Term Loan”), payments related to recent acquisitions, investments in working capital, and payments under the ABL Facility. As of July 3, 2021, the Company had excess availability under the ABL Facility of $2.3 billion.

In fiscal 2021, PFG generated $64.6 million in cash flow from operating activities, a decrease of $559.0 million versus the prior year. The decrease in cash flow from operating activities was driven by larger investments in working capital and the payment of $117.3 million of contingent consideration related to the acquisition of Eby-Brown Company LLC, partially offset by income tax refunds of $117.4 million received in fiscal 2021. For fiscal 2021, PFG invested $188.8 million in capital expenditures, an increase of $30.8 million versus the prior year period. In fiscal 2021, PFG delivered negative Free Cash Flow of $124.2 million2 compared to positive Free Cash Flow of $465.6 million2 in the prior year.

Fourth-Quarter Fiscal 2021 Segment Results

Foodservice

Fourth-quarter net sales for Foodservice increased 69.0% to $6.8 billion compared to the prior year period. Net sales growth was driven by growth in cases sold as certain states began to ease COVID-19 restrictions, an increase in selling price per case as a result of inflation, as well as the 53rd week in fiscal 2021. Securing new and expanded business with independent customers resulted in independent case growth of 69.2%. For the fourth quarter of fiscal 2021, independent sales as a percentage of total segment sales were 37.8%. Net sales for the extra week in the fourth quarter of fiscal 2021were approximately $484.3 million.

Fourth-quarter EBITDA for Foodservice increased 674.4% to $209.1 million compared to the prior year period. Gross profit increased 68.5% in the fourth quarter of fiscal 2021 compared to the prior year period as a result of an increase in the gross profit per case, an increase in cases sold, and the gross profit from the extra week in fiscal 2021. Operating expenses excluding depreciation and amortization increased 35.0% compared to the prior year period as a result of an increase in case volume and the resulting impact on variable operational expenses, along with increases in annual bonus expense of $10.9 million, fuel expense of $15.0 million, and other personnel expenses. These increases were partially offset by a decrease in reserves for expected credit losses for customer receivables.

Foodservice recorded a benefit of $9.2 million related to reserves for expected credit losses in the fourth quarter of fiscal 2021, compared to bad debt expense of $41.1 million in the prior year period.

Vistar

For the fourth quarter of fiscal 2021, net sales for Vistar increased 43.4% to $2.5 billion compared to the prior year period. This increase was driven by growth in cases sold as certain states began to ease COVID-19 restrictions, along with the 53rd week in fiscal 2021. Net sales for the extra week in the fourth quarter of fiscal 2021were approximately $180.2 million.

Fourth-quarter EBITDA for Vistar increased 123.8% to $26.2 million versus the prior year period. Gross profit increase of 62.5% for the fourth quarter of fiscal 2021 compared to the prior year period was fueled by the improving economic environment and easing of COVID-19 restrictions along with the gross profit from the extra week in fiscal 2021. Operating expenses excluding depreciation and amortization declined 27.8% for the fourth quarter of fiscal 2021 primarily as a result of a reduction in contingent consideration expense. Additionally, Vistar recorded a benefit of $6.2 million related to reserves for expected credit losses in the fourth quarter of fiscal 2021, compared to bad debt expense of $6.9 million in the prior year period.

M&A Update

On May 18, 2021, PFG announced it had entered into a definitive agreement to acquire Core-Mark Holding Company, Inc. (“Core-Mark”) (NASDAQ: CORE) in a stock and cash transaction valued at $2.5 billion. With annual net sales of over $17 billion, Core-Mark, one of the largest marketers of fresh food and broad-line supply solutions to the convenience retail industry in North America, is headquartered in Westlake, Texas. The transaction, which was approved by the Board of Directors of PFG, is subject to Core-Mark shareholder approval and other customary closing conditions.  Subject to receipt of Core-Mark shareholder approval and the satisfaction of the other closing conditions, the transaction is expected to close in late August or early September 2021.

Key highlights of the announced transaction:

•	Acquisition expands PFG’s geographic reach and market diversification into the growing convenience store channel
•	Adds a complementary customer-centric operating model with consistent go-to-market selling cultures focused on customer service

•	Enhances attractive customer base and product offerings, building upon the company’s current foodservice focus within the convenience channel

•	Expected to be accretive to Adjusted Diluted EPS in the first full fiscal year following closing of the transaction, excluding expected cost synergies

•	Expected to generate approximately $40 million of annual net cost synergies, achieved by the third full year following the closing of the transaction

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, August 19, 2021, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 100 distribution facilities, thousands of talented associates, and valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 250,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters, and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, our proposed acquisition of Core-Mark (the “Proposed Core-Mark Acquisition”) and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020 filed with the Securities and Exchange Commission (the “SEC”) on August 18, 2020, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•

the material adverse impact the novel coronavirus (“COVID-19”) pandemic has had and is expected to continue to have on the global markets, the restaurant industry, and our business specifically, including the effects on vehicle miles driven, on the financial health of our business partners, on supply chains, and on financial and capital markets;

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation and deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions including earthquake and natural disaster damage;
•	our reliance on third-party suppliers;
•	labor relations and cost risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portion of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•

the risk that we fail to comply with requirements imposed by applicable law or government regulations or substantial changes to governmental regulations, including increased regulation of electronic cigarette and other alternative nicotine products;

•	a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
•	if products we distribute are alleged to cause injury or illness or fail to comply with governmental regulations, we may need to recall our products and may experience product liability claims;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgements or settlements or unexpected outcomes in legal proceedings;

•	negative media exposure and other events that damage our reputation;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	risks relating to federal, state, and local tax rules and changes to federal, state, or local tax regulations;
•	increases in excise taxes or reduction in credit terms by taxing jurisdictions;
•	the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
•	risks relating to our outstanding indebtedness;
•	our ability to raise additional capital; and
•	the following risks related to the Proposed Core-Mark Acquisition:
•

the risk that, after the closing of the Proposed Core-Mark Acquisition, U.S antitrust authorities could continue to investigate the Proposed Core-Mark Acquisition and challenge the Proposed Core-Mark Acquisition;

•

the possibility that certain conditions to the consummation of the Proposed Core-Mark Acquisition will not be satisfied or completed on a timely basis and accordingly the Proposed Core-Mark Acquisition may not be consummated on a timely basis or at all;

•	uncertainty as to the expected performance of the combined company following completion of the Proposed Core-Mark Acquisition;
•	the possibility that the expected synergies and value creation from the Proposed Core-Mark Acquisition will not be realized or will not be realized within the expected time period;
•

the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Proposed Core-Mark Acquisition or that the integration of Core-Mark will be more difficult or time consuming than expected;

•	a downgrade of the credit rating of our indebtedness, which could give rise to an obligation to redeem existing indebtedness;
•

potential litigation in connection with the Proposed Core-Mark Acquisition, which may affect the timing or occurrence of the Proposed Core-Mark Acquisition or result in significant costs of defense, indemnification, and liability;

•	the inability to retain key personnel;
•	the possibility that competing offers will be made to acquire Core-Mark;
•

disruption from the announcement, pendency and/or completion of the Proposed Core-Mark Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers, or regulators, making it more difficult to maintain business and operational relationships; and

•	the risk that, following the Proposed Core-Mark Acquisition, the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended July 3, 2021	Three Months Ended June 27, 2020	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Net sales	$9,304.4	$5,774.0	$30,398.9	$25,086.3
Cost of goods sold	8,238.5	5,134.9	26,873.7	22,217.1
Gross profit	1,065.9	639.1	3,525.2	2,869.2
Operating expenses	985.3	864.7	3,324.5	2,968.2
Operating profit (loss)	80.6	(225.6)	200.7	(99.0)
Other expense, net:
Interest expense, net	38.4	38.0	152.4	116.9
Other, net	(1.7)	(1.4)	(6.4)	6.3
Other expense, net	36.7	36.6	146.0	123.2
Income (loss) before taxes	43.9	(262.2)	54.7	(222.2)
Income tax expense (benefit)	12.5	(111.0)	14.0	(108.1)
Net income (loss)	$31.4	$(151.2)	$40.7	$(114.1)
Weighted-average common shares outstanding:
Basic	132.3	127.6	132.1	113.0
Diluted	134.0	127.6	133.4	113.0
Earnings (loss) per common share:
Basic	$0.24	$(1.19)	$0.31	$(1.01)
Diluted	$0.23	$(1.19)	$0.30	$(1.01)

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of July 3, 2021	As of June 27, 2020
ASSETS
Current assets:
Cash	$11.1	$420.7
Accounts receivable, less allowances of $42.6 and $86.7	1,580.0	1,258.6
Inventories, net	1,839.4	1,549.4
Income taxes receivable	49.6	156.5
Prepaid expenses and other current assets	100.3	68.7
Total current assets	3,580.4	3,453.9
Goodwill	1,354.7	1,353.0
Other intangible assets, net	796.4	918.6
Property, plant and equipment, net	1,589.6	1,479.0
Operating lease right-of-use assets	438.7	441.2
Restricted cash and other assets	85.9	74.0
Total assets	$7,845.7	$7,719.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,776.5	$1,718.4
Accrued expenses and other current liabilities	625.0	678.0
Long-term debt – current installments	-	107.6
Finance lease obligations-current installments	48.7	30.3
Operating lease obligations-current installments	77.0	84.4
Total current liabilities	2,527.2	2,618.7
Long-term debt	2,240.5	2,249.3
Deferred income tax liability, net	140.4	115.6
Finance lease obligations, excluding current installments	255.0	185.7
Operating lease obligations, excluding current installments	378.0	362.4
Other long-term liabilities	198.5	177.4
Total liabilities	5,739.6	5,709.1
Total shareholders’ equity	2,106.1	2,010.6
Total liabilities and shareholders’ equity	$7,845.7	$7,719.7

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Cash flows from operating activities:
Net income (loss)	$40.7	$(114.1)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	338.9	276.3
Provision for losses on accounts receivables	(23.8)	80.0
Contingent consideration accretion expense	1.0	108.6
Non-cash activities	62.0	63.9
Changes in operating assets and liabilities, net:
Accounts receivable	(296.5)	189.0
Inventories	(286.7)	101.7
Income taxes receivable	106.9	(145.3)
Prepaid expenses and other assets	(34.9)	(4.2)
Trade accounts payable and outstanding checks in excess of deposits	57.8	39.8
Accrued expenses and other liabilities	99.2	27.9
Net cash provided by operating activities	64.6	623.6
Cash flows from investing activities:
Purchases of property, plant and equipment	(188.8)	(158.0)
Net cash paid for acquisitions	(18.1)	(1,989.0)
Other	7.1	1.0
Net cash used in investing activities	(199.8)	(2,146.0)
Cash flows from financing activities:
Net (payments) borrowings under ABL Facility	(16.2)	(259.0)
Borrowing of Notes due 2027	—	1,060.0
Borrowing of Notes due 2025	—	275.0
(Payment) borrowing of Additional Junior Term Loan	(110.0)	110.0
Cash paid for debt issuance, extinguishment and modifications	(0.1)	(46.1)
Proceeds from issuance of common stock	—	828.1
Payments under finance lease obligations	(37.9)	(24.2)
Cash paid for acquisitions	(136.4)	(4.8)
Proceeds from exercise of stock options and employee stock purchase plan	31.2	4.8
Cash paid for shares withheld to cover taxes	(4.2)	(7.9)
Repurchase of common stock	—	(5.0)
Other	(0.8)	(2.1)
Net cash (used in) provided by financing activities	(274.4)	1,928.8
Net (decrease) increase in cash and restricted cash	(409.6)	406.4
Cash and restricted cash, beginning of period	431.8	25.4
Cash and restricted cash, end of period	$22.2	$431.8

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of July 3, 2021	As of June 27, 2020
Cash	$11.1	$420.7
Restricted cash(1)	11.1	11.1
Total cash and restricted cash	$22.2	$431.8

(1)	Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Cash paid (received) during the year for:
Interest	$139.3	$102.0
Income tax (refunds) payments, net	(117.4)	28.5

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations.  Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements and the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except share and per share data)	July 3, 2021	June 27, 2020	Change	%
Net income (loss) (GAAP)	$31.4	$(151.2)	$182.6	120.8
Interest expense, net	38.4	38.0	0.4	1.1
Income tax expense (benefit)	12.5	(111.0)	123.5	111.3
Depreciation	55.5	60.2	(4.7)	(7.8)
Amortization of intangible assets	36.3	30.3	6.0	19.8
EBITDA (Non-GAAP)	174.1	(133.7)	307.8	230.2
Non-cash items (A)	33.8	6.0	27.8	463.3
Acquisition, integration & reorganization charges (B)	3.2	122.1	(118.9)	(97.4)
Productivity initiatives and other adjustment items (C)	(0.2)	9.4	(9.6)	NM
Adjusted EBITDA (Non-GAAP)	$210.9	$3.8	$207.1	5,450.0

Diluted earnings (loss) per share (GAAP)	$0.23	$(1.19)	$1.42	119.3
Impact of amortization of intangible assets	0.27	0.24	0.03	12.5
Impact of non-cash items	0.25	0.05	0.20	400.0
Impact of acquisition, integration & reorganization charges	0.02	0.96	(0.94)	(97.9)
Impact of productivity initiatives and other adjustment items	—	0.07	(0.07)	(100.0)
Tax impact of above adjustments	(0.21)	(0.63)	0.42	66.7
Impact of net operating loss carryback tax benefit (D)	—	(0.36)	0.36	(100.0)
Adjusted Diluted Earnings (Loss) per Share (Non-GAAP)	$0.56	$(0.86)	$1.42	165.1

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $6.1 million and $3.9 million for the fourth quarter of fiscal 2021 and the fourth quarter of fiscal 2020, respectively. In addition, this includes an increase in the LIFO reserve of  $6.7 million for Foodservice and an increase of $20.4 million for Vistar for the fourth quarter of fiscal 2021 compared to decrease of $0.1 million for Foodservice and an increase of $0.9 million for Vistar for the fourth quarter of fiscal 2020.

B.

Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs. Fiscal 2020 includes $100.1 million of contingent consideration accretion expense related to the acquisition of Eby-Brown and $9.3 million of costs related to information technology projects that the Company is no longer pursuing as a result of the Reinhart acquisition.

C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement and indentures.

D.

Represents the estimated one-time tax benefit of $46.3 million related to the carryback of the fiscal 2020 net operating loss to tax years with a statutory rate of 35% compared to the current statutory rate of 21%.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended
($ in millions, except share and per share data)	July 3, 2021	June 27, 2020	Change	%
Net income (loss) (GAAP)	$40.7	$(114.1)	$154.8	135.7
Interest expense, net	152.4	116.9	35.5	30.4
Income tax expense (benefit)	14.0	(108.1)	122.1	113.0
Depreciation	213.9	178.5	35.4	19.8
Amortization of intangible assets	125.0	97.8	27.2	27.8
EBITDA (Non-GAAP)	546.0	171.0	375.0	219.3
Impact of non-cash items (A)	64.9	24.8	40.1	161.7
Impact of acquisition, integration & reorganization charges (B)	16.2	182.8	(166.6)	(91.1)
Impact of productivity initiatives and other adjustment items (C)	(1.8)	26.9	(28.7)	NM
Adjusted EBITDA (Non-GAAP)	$625.3	$405.5	$219.8	54.2

Diluted earnings (loss) per share (GAAP)	$0.30	$(1.01)	$1.31	129.7
Adjustment for dilutive shares	—	0.01	(0.01)	(100.0)
Impact of amortization of intangible assets	0.94	0.86	0.08	9.3
Impact of non-cash items	0.48	0.22	0.26	118.2
Impact of acquisition, integration & reorganization charges	0.12	1.60	(1.48)	(92.5)
Impact of productivity initiatives and other adjustment items	(0.01)	0.24	(0.25)	NM
Tax impact of above adjustments	(0.48)	(0.81)	0.33	40.7
Impact of net operating loss carryback tax benefit (D)	—	(0.41)	0.41	100.0
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.35	$0.70	$0.65	92.9

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $25.4 million and $17.9 million for fiscal 2021 and fiscal 2020, respectively. In addition, this includes an increase in the LIFO reserve of $11.8 million for Foodservice and $24.6 million for Vistar for fiscal 2021 compared to increases of $0.8 million for Foodservice and $3.1 million for Vistar for fiscal 2020.

B.

Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs. Fiscal 2020 includes $108.6 million of contingent consideration accretion expense related to the acquisition of Eby-Brown and $9.3 million of costs related to information technology projects that the Company is no longer pursuing as a result of the Reinhart acquisition.

C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement and indentures. Fiscal 2020 also includes $5.8 million of development costs related to certain productivity initiatives the Company no longer pursued as a result of the Reinhart acquisition.

D.

Represents the estimated one-time tax benefit of $46.3 million related to the carryback of the fiscal 2020 net operating loss to tax years with a statutory rate of 35% compared to the current statutory rate of 21%.

(In millions)	Fiscal year ended July 3, 2021	Fiscal year ended June 27, 2020
Net cash provided by operating activities (GAAP)	$64.6	$623.6
Purchases of property, plant and equipment	(188.8)	(158.0)
Free cash flow (Non-GAAP)	$(124.2)	$465.6

	Fiscal year ended July 3, 2021
($ in millions)	Q1	Q2	Q3	Q4
Net (loss) income (GAAP)	$(0.7)	$17.6	$(7.6)	$31.4
Interest expense, net	38.8	38.1	37.1	38.4
Income tax (benefit) expense	(1.3)	7.3	(4.5)	12.5
Depreciation	52.8	54.9	50.7	55.5
Amortization of intangible assets	29.3	29.3	30.1	36.3
EBITDA (Non-GAAP)	118.9	147.2	105.8	174.1
Impact of non-cash items (A)	11.0	7.1	13.0	33.8
Impact of acquisition, integration & reorganization charges (B)	4.5	4.9	3.6	3.2
Impact of productivity initiatives and other adjustment items (C)	0.8	(1.2)	(1.2)	(0.2)
Adjusted EBITDA (Non-GAAP)	$135.2	$158.0	$121.2	$210.9

Diluted (loss) earnings per share (GAAP)	$(0.01)	$0.13	$(0.06)	$0.23
Impact of amortization of intangible assets	0.22	0.22	0.22	0.27
Impact of non-cash items	0.08	0.05	0.10	0.25
Impact of acquisition, integration & reorganization charges	0.04	0.04	0.03	0.02
Impact of productivity initiatives and other adjustment items	0.01	(0.01)	(0.01)	0.00
Tax impact of above adjustments	(0.09)	(0.08)	(0.09)	(0.21)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.25	$0.35	$0.19	$0.56

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $4.7 million, $7.6 million, $7.0 million, and $6.1 million for Q1, Q2, Q3, and Q4, respectively. In addition, this includes increases (decreases) in the LIFO reserve of $5.1 million, $2.3 million, ($2.3) million, and $6.7 million for Foodservice and $3.6 million, ($3.1) million, $3.7 million, and $20.4 million for Vistar for Q1, Q2, Q3, and Q4, respectively.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement and indentures.

	Fiscal year ended June 27, 2020
($ in millions)	Q1	Q2	Q3	Q4
Net income (loss) (GAAP)	$36.1	$41.2	$(40.2)	$(151.2)
Interest expense, net	17.3	26.4	35.2	38.0
Income tax expense (benefit)	10.1	13.1	(20.3)	(111.0)
Depreciation	33.9	35.1	49.3	60.2
Amortization of intangible assets	8.8	8.7	50.0	30.3
EBITDA (Non-GAAP)	106.2	124.5	74.0	(133.7)
Impact of non-cash items (A)	7.0	5.7	6.1	6.0
Impact of acquisition, integration & reorganization charges (B)	11.6	12.2	36.9	122.1
Impact of productivity initiatives and other adjustment items (C)	2.9	0.5	14.1	9.4
Adjusted EBITDA (Non-GAAP)	$127.7	$142.9	$131.1	$3.8

Diluted earnings (loss) per share (GAAP)	$0.34	$0.39	$(0.35)	$(1.19)
Adjustment for dilutive shares	—	—	0.01	—
Impact of amortization of intangible assets	0.09	0.08	0.43	0.24
Impact of non-cash items	0.06	0.05	0.05	0.05
Impact of acquisition, integration & reorganization charges	0.11	0.12	0.31	0.96
Impact of productivity initiatives and other adjustment items	0.03	—	0.12	0.07
Tax impact of adjustments	(0.06)	(0.06)	0.01	(0.63)
Impact of net operating loss carryback tax benefit (D)	—	—	—	(0.36)
Adjusted Diluted Earnings (Loss) per Share (Non-GAAP)	$0.57	$0.58	$0.58	$(0.86)

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $4.4 million, $4.4 million, $5.2 million, and $3.9 million for Q1, Q2, Q3, and Q4, respectively.

B.

Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities and facility closing costs. Q4 includes $100.1 million of contingent consideration accretion expense related to the acquisition of Eby-Brown and $9.3 million of costs related to information technology projects that the Company is no longer pursuing as a result of the Reinhart acquisition.

C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense and other adjustments permitted under our credit agreement and indentures.  Q3 includes $5.8 million of development costs related to certain productivity initiatives the Company no longer pursued as a result of the Reinhart acquisition.

D.

Represents the estimated one-time tax benefit of $46.3 million related to the carryback of the fiscal 2020 net operating loss to tax years with a statutory rate of 35% compared to the current statutory rate of 21%.

Segment Results

The Company has two reportable segments:  Foodservice and Vistar.  Management evaluates the performance of these segments based on their respective sales growth and EBITDA. Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	July 3, 2021	June 27, 2020	Change	%
Foodservice	$6,779.7	$4,012.3	$2,767.4	69.0
Vistar	2,523.3	1,759.9	763.4	43.4
Corporate & All Other	125.1	80.1	45.0	56.2
Intersegment Eliminations	(123.7)	(78.3)	(45.4)	(58.0)
Total net sales	$9,304.4	$5,774.0	$3,530.4	61.1

	Fiscal Year Ended
	July 3, 2021	June 27, 2020	Change	%
Foodservice	$21,890.0	$16,740.5	$5,149.5	30.8
Vistar	8,496.7	8,339.4	157.3	1.9
Corporate & All Other	418.3	345.8	72.5	21.0
Intersegment Eliminations	(406.1)	(339.4)	(66.7)	(19.7)
Total net sales	$30,398.9	$25,086.3	$5,312.6	21.2

EBITDA

	Three Months Ended
	July 3, 2021	June 27, 2020	Change	%
Foodservice	$209.1	$27.0	$182.1	674.4
Vistar	26.2	(110.3)	136.5	(123.8)
Corporate & All Other	(61.2)	(50.4)	(10.8)	(21.4)
Total EBITDA	$174.1	$(133.7)	$307.8	(230.2)

	Fiscal Year Ended
	July 3, 2021	June 27, 2020	Change	%
Foodservice	$658.9	$336.3	$322.6	95.9
Vistar	93.4	38.5	54.9	142.6
Corporate & All Other	(206.3)	(203.8)	(2.5)	(1.2)
Total EBITDA	$546.0	$171.0	$375.0	219.3